EXHIBIT 5


                              ADORNO & ZEDER, P.A.
                            2601 South Bayshore Drive
                                   Suite 1600
                              Miami, Florida 33133
                                 (305) 858-5555
                               (305) 848-4777 Fax



                                October 27, 1997

First American Railways, Inc.
3700 North 29th Avenue
Suite 202
Hollywood, Florida 33020

                  Re:      Registration Statement on Form S-8

Gentlemen:

         We have acted as counsel to First American Railways, Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to 3,665 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), that are offered pursuant to a Consulting Agreement between the Company and Wayne R. Wiggins, dated April 22, 1997 (the "Consulting Agreement"). You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering of the Common Stock pursuant to such Consulting Agreement.

         We have examined original, photostatic or certified copies of such records of the Company, including the Articles of Incorporation, the Bylaws and minutes, the Registration Statement and other documents as we have deemed relevant and necessary for purposes of the opinions herein set forth. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals and the conformity to authentic originals of all documents and instruments submitted to us as certified or photostatic copies. As to various questions of fact material to our opinions, we have relied upon representations made to us by various officers and directors of the Company and we have not conducted or received independent verification of those facts.

         Based on the foregoing and subject to the comments and exceptions noted below, we are of the opinion that the Company presently has available at least 3,665 authorized but unissued shares


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First American Railways, Inc.
Page 2
October 27, 1997

and/or treasury shares of Common Stock from which may be issued the 3,665 shares of Common Stock proposed to be sold pursuant to the aforementioned Consulting Agreement. Assuming that the company maintains an adequate number of authorized but unissued shares and /or treasury shares of Common Stock available for issuance to Mr. Wiggins, as set forth in such Consulting Agreement and assuming that the consideration for the shares of Common Stock issued is actually received by the Company as provided in the consulting Agreement, then the shares of Common Stock issued pursuant to the Consulting Agreement will be duly and validly issued, fully paid and nonassessable.

                                     * * * *

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the Commission's rules and regulations thereunder.

                                                       Very truly yours,

                                                       ADORNO & ZEDER, P.A.



                                              By:      /S/ DENNIS J OLLE
                                                       -------------------------
                                                       Dennis J. Olle

DJO:mor

cc: Donald P. Cumming